Exhibit 99.1

ARK Animal Health, a Subsidiary of Sorrento Therapeutics, Announces Receipt

of MUMS Drug Designation in Dogs

SAN DIEGO, June 24, 2015 /PRNewswire/ — ARK Animal Health, Inc., a wholly-owned subsidiary of Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), , was granted a Minor Use/Minor Species (MUMS) Drug Designation for ARK-001 by the FDA on June 19, 2015. ARK-001 which contains the active ingredient resiniferatoxin (also known as RTX) is being developed for the control of pain associated with bone cancer in dogs.

The MUMS Drug Designation grants ARK Animal Health seven years of exclusive market rights and makes ARK-001 eligible for conditional approval. Conditional approval, once received, means ARK will be allowed to market the drug and has up to five years to provide sufficient data for full approval. ARK intends to file for a CNADA (Conditional New Animal Drug Application) under the MUMS pathway using data from a clinical study in 53 dogs with osteosarcoma and other bone cancers treated with a single intrathecal dose of RTX at the University of Pennsylvania. A notice of this designation will be published in the MUMS page of the FDA website: http://www.fda.gov/AnimalVeterinary/DevelopmentApprovalProcess/MinorUseMinorSpecies/ucm064838.htm.

About ARK Animal Health, Inc.

ARK Animal Health, is currently a wholly-owned subsidiary of Sorrento Therapeutics. ARK is focused on filing the CNADA of ARK-001 for control of pain associated with bone cancer in dogs. Other modes of delivery for resiniferatoxin, a potent neurotoxin that relieves chronic inflammatory pain, are being developed for treatment of osteoarthritis in several species, neuropathic pain in horses and idiopathic cystitis in cats. ARK is also developing a vaccine against various types of Staphylococcus infections, most notably the cause of Pyoderma in dogs. Pyoderma is a major reason for veterinarian visits by dog owners. ARK is currently operating under a shared services agreement with Sorrento in order to leverage the development expenses that overlap with the Human program activities, such as API manufacturing.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage oncology company developing new treatments for cancer and associated pain. Sorrento recently entered into a definitive agreement with Dr. Patrick Soon-Shiong’s NantPharma to acquire the rights for Cynviloq™, which recently completed the TRIBECA™ study successfully, from Sorrento. The company is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Nantibody, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about TNK Therapeutics’ prospects, including, but not limited to any statements about obtaining regulatory approval, Sorrento’s expectations for adoptive cellular immunotherapies and Sorrento’s collaborations with Conkwest, Nantibody and Nantcell; Sorrento’s advances made in developing RTX, CAR.TNKs and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, GMAB™, CAR.TNK™, TNK Therapeutics™, Ark Animal Health™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

Logo - http://photos.prnewswire.com/prnh/20150105/167173LOGO

SOURCE Sorrento Therapeutics, Inc.

Contact:

George Uy

Chief Commercial Officer

guy@sorrentotherapeutics.com

RELATED LINKS

http://www.sorrentotherapeutics.com